EXHIBIT 99.2


On April 25, 2005, the Registrant issued the following news release:

              "AMERICAN OIL & GAS REPORTS RESULTS AT SOUTH GLENBURN

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) today reported that the South Glenburn exploration well has been plugged and abandoned after drilling to a total depth of 4,400 feet to test the Mission Canyon formation. No further exploratory efforts are planned at the South Glenburn Prospect.

     As previously reported, the Company expects drilling operations to commence before the end of this week on the first of two new wells at its Fetter Field area.

     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.
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     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity."